FORM 4
                                                      --------------------------
                                                            OMB APPROVAL
                                                      --------------------------
                                                      OMB Number.......3235-0287
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      hours per response.....0.5
                                                      --------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Actof 1940


[X] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person

   Trident Rowan Group, Inc.
   c/o FDG Associates
   299 Park Avenue
   New York, NY  10171
--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Centerpoint Corporation (f/k/a Moto Guzzi Corporation) ("CPTX")
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Year

   January 2002
--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [_] Director                 [X] 10% Owner     [ ] Officer (give title below)
   [_] Other (specify below)

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |  Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                |   A/  |         |  Owned at         |Indir |                           |
                         | Date   |Code|V|    Amount      |   D   |  Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |1/15/02 |  S  | |  3,459,997(1) |   D   |  $2.95  |   300,000         |   D   |                          |
-----------------------------------------------------------------------------------------------------------------------------------|
                         |        |     | |               |       |         |                   |       |                          |
-----------------------------------------------------------------------------------------------------------------------------------|
                         |        |     | |               |       |         |                   |       |                          |
-----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)
                                                                     Page 1 of 3

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of         |2.Con-  |3.      |4.    |5.Number of De|6.Date Exer      |7.Title and Amount|8.Price|9.Number   |10.|11.Nature |
  Derivative       |version |Transaction    | rivative Secu|cisable and      |  of Underlying   |of Deri|of Deriva  |Dir|of In-    |
  Security         |or Exer |        |      | rities Acqui |Expiration       |  Securities      |vative |tive       |ect|direct    |
                   |cise    |        |      | red(A) or Dis|Date(Month/      |                  |Secu   |Securities |(D)|Beneficial|
                   |Price of|        |      | posed of(D)  |Day/Year)        |                  |rity   |Benefi     |or |Ownership |
                   |Deriva- |        |      |              |Date    |Expir   |                  |       |ficially   |Ind|          |
                   |tive    |        |      |          | A/|Exer-   |ation   |  Title and Number|       |Owned at   |ire|          |
                   |Secu-   |        |    | |          | D |cisa-   |Date    |  of Shares       |       |End of     |ct |          |
                   |rity    |Date    |Code|V|  Amount  |   |ble     |        |                  |       |Month      |(I)|          |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
                   |        |        |    | |          |   |        |        |        |         |       |           |   |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                   |        |        |    | |          |   |        |        |        |         |       |           |   |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                   |        |        |    | |          |   |        |        |        |         |       |           |   |          |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

(1) The filing person owned all of its beneficial interest in Centerpoint Corporation reported as disposed of on this Form 4 through its 99% subsidiary O.A.M. S.p.A, an Italian corporation ("OAM"). Pursuant to Instruction 4(b)(iv) to Form 4 the entire amount of the beneficial ownership of OAM is being reported by TRG.


                                               /s/ Mark Hauser
                                               --------------------------------
                                               ** Signature of Reporting Person
                                               Mark Hauser, its President


                                               ------------------------
                                               Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (7-96)
                                                                     Page 2 of 3

Joint Filer Information

Name:                     OAM S.p.A.  (2)
Address:                  Via Fieno 8, 20121 Milan, Italy
Designated Filer:         Trident Rowan Group, Inc.
Statement for Month/Year: January 2002

Issuer and Ticker Symbol: Centerpoint Corporation - CPTX

Signature:

OAM S.p.A.


By:   /s/ Mark Hauser
     --------------------------          -------------
     Mark Hauser, Director                   Date

(2) OAM has ceased to own beneficially any shares of common stock of Centerpoint Corporation and will no longer be a Reporting Person. Therefore, unless otherwise required by applicable law, OAM does not intend to further amend its report on Form 4 to reflect changes in the facts set forth herein which may occur after the date hereof.



                                      -3-